EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Collectors Universe, Inc. on Form S-8 of our report dated September 23, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in accounting for goodwill and other intangible assets effective July 1, 2002, and a restatement to report the assets and related liabilities of the collectibles auctions and direct sales businesses as held for sale and the related operating results as discontinued operations), appearing in the Annual Report on Form 10-K of Collectors Universe, Inc., for the year ended June 30, 2004.

/s/   DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Costa Mesa, California
December 6, 2004

23.2-1